Exhibit 4.19
THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS. THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE OR FOREIGN SECURITIES LAWS.
CHANGING WORLD TECHNOLOGIES, INC.
COMMON STOCK WARRANT

No. W-ll	Date: December 30, 2008
Changing World Technologies, Inc., a Delaware corporation (the “Company”), certifies that, for value received, Gas Technology Institute, an Illinois, non-profit corporation with its principal place of business at 1700 South Mount Prospect Road, Des Plaines, IL 60018-1804 (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company Twenty Six Thousand Two Hundred Fifty (26,250) fully paid, nonassessable shares (the “Warrant Shares”) of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”) at a per share exercise price of ten dollars and eighteen cents ($10.18) (the ''Exercise Price”) in accordance with Section 1 hereof from December 30, 2008 for a period of five years, until December 30, 2013 (the “Expiration Date”).
     SECTION 1.     Exercise of Warrant.
     (a)     This Warrant may be exercised, in whole or in part (but not as to a fractional share of Common Stock, as the case may be) at any time from the date hereof until the Expiration Date, by (i) the surrender of this Warrant (properly endorsed) at the office of the Company (or at such other agency or office of the Company in the United States of America as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), (ii) delivery to the Company of a notice of election (the “Notice of Election”) to exercise in the form of Exhibit A attached hereto and, if not already party thereto, a joinder, in the form of Exhibit B attached hereto, whereby the Holder agrees to become a party to the Stockholders Agreement of the Company (the “Stockholders Agreement”), by and among the Company and the parties thereto (unless the Stockholders Agreement has been terminated prior to the date of the Notice of Election) and (iii) payment to the Company of the aggregate Exercise Price in cash, or by wire transfer of immediately available funds or by certified check (except in the case of a cashless exercise in accordance with Section l(b) below).
     (b)     Notwithstanding anything to the contrary, at any time until the Expiration Date, the Holder may, at its option, exchange the Warrants represented by this Warrant Certificate, in whole or in part (a “Warrant Exchange”), into the number of Warrant Shares determined in accordance with this Section l(b). The Warrant Exchange shall take place on the date specified in the Notice of Election or, if later, the date the Notice of Election is received by the Company (the “Exchange Date”). Certificates for the Warrant Shares issuable upon such Warrant Exchange and, if applicable, a new Warrant Certificate (a “Remainder Warrant Certificate”) of like tenor evidencing the Warrants which were subject to the surrendered Warrant Certificate and not included in the Warrant Exchange, shall be issued as of the Exchange Date and delivered to the Holder within. In connection with any Warrant Exchange, the Holder’s Warrant Certificate shall represent the right to subscribe for and acquire (I) the number of Warrant Shares (rounded to the next highest integer) equal to (A) the number of Warrant Shares specified by the Holder in its Notice of Exchange (the “Total Warrant Share Number”) less (B) the number of Warrant Shares equal to the quotient obtained by dividing (i) the product of the Total Warrant Share Number and the existing Exercise Price per Warrant Share by (ii) the current Market Price (as hereinafter defined) of a share of Common Stock, and (II) a Remainder Warrant Certificate, if applicable.
     (c)     Each date on which this Warrant is surrendered and (except in the case of a cashless exercise in accordance with Section l(b) above) on which payment of the Exercise Price is made in accordance with Section l(a) above is referred to herein as an “Exercise Date.” Upon the Exercise Date, the Company shall issue and deliver within three (3) business days of the date of exercise a certificate or certificates for the Warrant Shares being purchased pursuant to such exercise, registered in the name of the Holder or the Holder’s designee, to such Holder or designee, as the case may be. If such exercise shall not have been for the full number of Warrant Shares, then the Company shall issue and deliver to the Holder a new Warrant, registered in the name of the Holder, of like tenor to this Warrant, for the balance of the Warrant Shares that remain after exercise of the Warrant.
     (d)     Any unexercised portion of this Warrant shall terminate on the Expiration Date.
     (e)     When used in this Section 1, the following terms shall have the following meanings:
     “Business Day” means any day other than a Saturday, a Sunday or other day on which the New York Stock Exchange is closed or on which commercial banks located in New York City are required or authorized by law to close.
     “Closing Bid Price” shall mean, for the Common Stock as of any date, the closing bid price on such date for the Common Stock on the Principal Market as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00 p.m. (eastern time), as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price for the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price is reported for the Common Stock by Bloomberg, the last closing trade price for Common Stock as reported by Bloomberg, or, if no last closing trade price is reported for the Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for the Common Stock on such date on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Holder, and shall cause such investment banking firm to perform such determination and notify the Company and the Holder of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.
     “Market Price” means, as of a particular date, the Closing Bid Price on the Trading Day immediately preceding such date.
     “Principal Market” means the principal exchange or market on which the Common Shares is listed or traded.
     “Trading Day” means any day on which the Common Stock is purchased and sold on the Principal Market.
     SECTION 2.     Representations, Warranties and Covenants as to Warrant Shares.
     (a)     This Warrant has been duly authorized and validly issued. The Company represents and warrants to the Holder that all shares of Common Stock that may be issued upon the exercise of this Warrant will, upon issuance and payment therefor, be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of shares of its Common Stock as from time to time shall be issuable upon the exercise of this Warrant.
     (b)     The Company grants to the Holder registration rights identical to the registration rights granted by the Company in the Securities Purchase Agreement dated as of October 24, 2002 (the “SPA”) by and among the Company and the Investors set forth on Annex A thereto with respect to the Registrable Securities (as defined in the SPA). For the avoidance of doubt, the Warrant Shares issued or issuable hereunder shall be deemed to be Registrable Securities.
     (c)     Neither the issuance of Warrants nor of the Warrant Shares will give any holder of any of the Company’s outstanding shares of Common Stock or options, warrants or other rights to acquire or securities convertible into or exercisable or exchangeable for shares of Common Stock, (i) the right to receive or purchase any additional shares of Common Stock or other securities of the Company or (ii) the right to an anti-dilution adjustment to any outstanding shares of the Company.
     SECTION 3.     Adjustment of Exercise Price.
     (a)     Subdivision or Combination of Common Stock. In case the Company shall at any time on or prior to the Expiration Date subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

     (b)     Adjustments for Stock Dividends and Distributions. If at any time or from time to time after the date hereof and on or prior to the Expiration Date the Company pays a dividend or makes another distribution to the holders of the Common Stock, in either case, payable solely in securities of the Company, other than an event as provided in Section 3(a) hereof, then in each such event provision shall be made so that the Holder of this Warrant shall receive upon exercise thereof, in addition to the number of shares of Common Stock receivable upon exercise thereof, the amount of securities of the Company which the Holder would have received had this Warrant been exercised for Common Stock on the date of such event (or such record date, as applicable) and had the Holder thereafter, during the period from the date of such event (or such record date, as applicable) to and including the exercise date, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of this Warrant or with respect to such other securities by their terms.
     (c)     Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date hereof and on or prior to the Expiration Date the Common Stock issuable upon the exercise of this Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a stock split, combination, stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 3), then in any such event, the Holder of this Warrant shall have the right thereafter to convert this Warrant into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which this Warrant could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
     (d)     Reorganizations, Mergers and Consolidations. If at any time or from time to time after the date hereof and on or prior to the Expiration Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3) or a merger or consolidation of the Company with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the Holder of this Warrant thereafter shall be entitled to receive, upon exercise of this Warrant, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Warrant after the reorganization, merger or consolidation to the end that the provisions of this Section 3 (including adjustment of the Exercise Price then in effect and number of shares issuable upon exercise of this Warrant, as applicable) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 3(d) shall similarly apply to successive reorganizations, mergers and consolidations.
     (e)     Sales of Common Stock. If the Company while any portion of this Warrant is outstanding, shall sell, issue or grant any Additional Stock (as defined below) for a price per share or exercise or conversion price less than the Exercise Price in effect on the date of such issuance of such Additional Stock (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) then, the Exercise Price shall be reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.
     The term “Additional Stock” shall mean Common Stock or options, warrants or other rights to acquire or securities convertible into or exercisable or exchangeable for shares of Common Stock, including shares held in the Company’s treasury, but shall not include (i) securities offered to the public pursuant to a registration statement approved by the Board of Directors of the Company and filed with the Securities and Exchange Commission for a public offering and sale of securities of the Company, (ii) securities issued for the acquisition of another corporation or other entity by merger, purchase of all or substantially all of the assets of such other corporation or other entity or other reorganization resulting in the ownership by the Company of not less than 51% of the voting power of such other corporation or entity; provided that such transaction is approved by a majority of the disinterested directors of the Company, (iii) options to purchase up to 150,000 shares (as equitably adjusted for stock split, stock dividend, conversion or reclassification) of Common Stock pursuant to the Company’s 2002 Stock Option Plan and any options to purchase shares of Common Stock issued pursuant to the Company’s future stock option plans or similar plans approved by the Board of Directors and the stockholders of the Company, but only to the extent that not more than 15% of the options to purchase Common Stock subject to any one such plan are issued to any one person or entity (including his or its respective affiliates, as the case may be), (iv) securities issued as a result of any stock split, stock dividend, conversion or reclassification of the Common Stock, distributable on a pro rata basis to all holders of Common Stock (provided that this Warrant is adjusted pursuant to Section 3(a) above), (v) securities issued as a result of any stock split, stock dividend or reclassification of the Series A Preferred Stock of the Company outstanding on the date hereof, (vi) securities issued to any unaffiliated and independent third party lenders pursuant to any bank financing arrangement approved by the Board of Directors (including any securities issued upon exercise of such securities), (vii) securities issuable upon exercise of options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock that are currently outstanding pursuant to the terms in effect on the date hereof, (viii) securities issued to directors of the Company solely as compensation for service to the Company as a director up to a maximum of 10,000 shares of Common Stock per director (as equitably adjusted for stock split, stock dividend, conversion or reclassification), (ix) securities issued upon exercise or conversion of any Additional Stock or (x) securities issued in connection with any anti-dilution rights of any other stockholder of the Company pursuant to the terms in effect on the date hereof.
     (f)     Notice of Adjustment. When any adjustment is required to be made in the Exercise Price or the number of Warrant Shares issuable upon exercise of the Warrant, then and in each such case the Company shall give written notice thereof no more than three (3) business days following the event which caused any such adjustment, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to the Holder at the address of such holder as shown on the books of the Company, which notice shall state the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant after such adjustment and setting forth in reasonable detail a statement of the facts requiring such adjustment.

     (g)     Other Notices. In case at any time the Company shall undertake any action with respect to which the Company shall be obligated under its certificate of incorporation to provide written notice to holders of Common Stock then, in any one or more of said cases, the Company shall deliver such notice, by delivery in person, certified or registered mail, return receipt requested or telecopier or telex, addressed to the Holder at the address shown on the books of the Company. If the Company, at any time while this Warrant is outstanding, determines a record date for the purpose of distributing to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the paragraph (b) above), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including cash and/or stock dividends where section (b) above is not applicable), the Company shall give written notice to the Holder at least 10 days prior to such record date.
     (h)     Issue Tax. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of this Warrant.
     (i)     Closing of Books. The Company will at no time close its transfer books against the transfer of any Warrants or any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant, except as may otherwise be required to comply with applicable securities laws.
     (j)     Adjustment of Number of Shares. Upon each adjustment of the Exercise Price as provided herein other than pursuant to Section 3(f), the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant price resulting from such adjustment.
     SECTION 4.     No Stockholder Rights. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.
     SECTION 5.     Requirements for Transfer.
     (a)     Subject to the Stockholders Agreement, this Warrant and the Warrant Shares shall not be sold, pledged or otherwise transferred unless either (i) they first shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act and any applicable state securities laws, or (iii) the Warrant or Warrant Shares are transferred to an Affiliate as defined in Section 1 of the Stockholders Agreement.

     (b)     Each certificate representing this Warrant or Warrant Shares shall bear a legend substantially in the following form:
“THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS. THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE OR FOREIGN SECURITIES LAWS.”
The foregoing legend shall be removed from the certificates representing any Warrants or Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act or foreign equivalent.
     SECTION 6.     Fractional Shares. No fractional shares of Common Stock shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Company’s Board of Directors as of the date of conversion.
     SECTION 7.     Lost. Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may in its reasonable discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
     SECTION 8.     Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to the Holder at the Holder’s address as shown on the books of the Company or to the Company at the address set forth below or such other address as either party may from time to time provide to the other.
If to the Company: Changing World Technologies, Inc. 460 Hempstead Avenue West Hempstead, New York 11552 Attn: President

with a copy to: Sam P. Israel, P.C. 1 Liberty Plaza-23rd Floor New York, New York 10006
     If to the Holder, at its address on file with the Company.
     SECTION 9.     Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the state.
     SECTION 10.     Headings. The headings of the various sections contained in this Warrant have been inserted for convenience of reference only and should not be deemed to be a part of this Warrant.
     SECTION 11.     Amendment and Waiver. The Warrant may not be modified or amended except by written agreement of the Company and the Holder. No provision of this Warrant as it applies to the Company or the Holders may be waived except by the party entitled to the benefit of such provision in writing.
     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer as of the date first written above.

CHANGING WORLD TECHNOLOGIES, INC.
By:	/s/ Brian S. Appel
	Name:	Brian S. Appel
	Title:	CEO

EXHIBIT A
SUBSCRIPTION FORM TO BE EXECUTED
UPON EXERCISE OF THE WARRANT
Date: ____________________
To:     Changing World Technologies, Inc.
The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase ______ [______] shares of Common Stock covered by such Warrant, [and herewith tenders ______ [$______] dollars in full payment of the purchase price for such shares.] [Based on the market price of $______in connection with the “cashless” exercise of the Warrant the undersigned is entitled to receive ______shares of Common stock]

By:
Name:
Title:

EXHIBIT B
JOINDER AGREEMENT
     The undersigned, having acquired shares of capital stock of Changing World Technologies, Inc. (the “Company”) hereby agrees to be bound by the terms and conditions of, and to become a party to, the Stockholders Agreement of the Company (the “Stockholders Agreement”), dated as of ______, by and among Changing World Technologies, Inc., a Delaware corporation and the stockholders party thereto as a “Stockholder” thereunder, the form of which is attached hereto, as if the undersigned had been a party to such agreement as of the date thereof.

Signature:

Name:	Gas Technology Institute

Address:	1700 South Mount Prospect Road Des Plains, IL 60018-1804

Telephone No.:
Telecopy No.:

No. of Shares: